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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Ravisent Technologies, Inc.:

We consent to the use of our report dated April 27, 1999, except as to the last paragraph of Note 19, which is as of July 15, 1999, relating to the consolidated balance sheets of Ravisent Technologies, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the three-year period ended December 31, 1998, incorporated by reference in this registration statement on Form S-8, which report is included in the registration statement on Form S-1 dated July 15, 1999 of Ravisent Technologies, Inc.

                                                   /s/ KPMG LLP

Philadelphia, Pennsylvania
January 7, 2000